Exhibit 99.1

PRESS RELEASE

SanDisk Contacts:	Samsung Contact:

Media Contact:	Media Contact:
Ryan Donovan	Reece Hwang
+1 408 801 2857 ryan.donovan@sandisk.com	+82 2255 8278

Investor Contact:
Jay Iyer
+1 408 801 2067

SANDISK AND SAMSUNG RENEW PATENT

CROSS LICENSE AND FLASH SUPPLY AGREEMENTS

MILPITAS, CALIFORNIA and SEOUL, KOREA, MAY 27, 2009—SanDisk® (NASDAQ: SNDK) and Samsung Electronics Co., Ltd. announced today that they signed a definitive agreement to renew the cross license of their semiconductor patent portfolios. In addition, the companies signed a flash memory supply agreement under which Samsung will continue to make available to SanDisk a guaranteed portion of its flash memory production output. The new agreements become effective when the current cross license and supply agreements expire on August 14, 2009, and will run for seven years from that date.

The new patent cross-license agreement includes rights to each party’s patents broadly covering multi-level cell flash memory and flash storage systems, but does not license either party’s patent claims specific to 3-D memory technology. Over the life of the new license, the estimated effective rate of the fixed payments and royalties is expected to be approximately half of the effective rate in recent years under the current license. Financial terms of the agreements were not disclosed.

“We are very pleased with the agreements announced today. We believe that they represent good value for our stockholders and enable both parties to focus on the growth markets at hand. We are excited about our opportunities in mobile, computing and consumer flash storage markets. Furthermore, continued access to Samsung’s flash capacity under competitive terms gives us greater flexibility in managing our future capital expenditures for captive capacity. We look forward to a constructive relationship with Samsung in the years ahead.” said Dr. Eli Harari, chairman and chief executive officer, SanDisk.

“The renewal agreements enable Samsung and SanDisk to each focus their energies on restoring flash market growth. It is clear that these renewal agreements are aimed at strengthening the on-going business relationship between Samsung and SanDisk, and we are pleased that the two companies have worked hard to achieve a significantly improved balance on the patent license.” said
Dr. Oh-Hyun Kwon, president of the Semiconductor Business, Samsung Electronics.

SanDisk’s Investor Conference Call

SanDisk will hold a brief conference call today for its financial analysts and investors at 2:30 p.m. PDT/5:30 p.m. EDT. To participate in the call, please call +1 719-325-4775 with the following passcode: 8909494.

SanDisk’s Forward-Looking Statements

This press release contains certain forward-looking statements, including statements about expectations regarding the benefits of the renewal license agreement, the expected effective royalty rates thereunder, market opportunities for flash memory including mobile, computing and consumer flash storage markets, and the expected benefits of the flash memory supply agreement that are based on SanDisk’s current expectations and involve numerous risks and uncertainties that may cause these forward-looking statements to be inaccurate. Risks that may cause these forward-looking statements to be inaccurate include among others: Samsung’s failure to perform its obligations under the license or supply agreement, the size and growth rate of Samsung’s flash memory business, slower than expected, or no, growth in market demand for flash memory products in current and new markets, SanDisk’s ability to reduce its captive supply capital expenditure requirements due to the supply agreement with Samsung, whether the pricing terms under the supply agreement result in cost-competitive supply as compared to other captive and non-captive sources, and other risks detailed from time-to-time in SanDisk’s Securities and Exchange Commission filings and reports, including, but not limited to, under the caption “Risk factors” and elsewhere in SanDisk’s most recent annual report on Form 10-K and SanDisk’s subsequent quarterly reports on Form 10-Q. The parties do not intend to update the information contained in this release.

About SanDisk

SanDisk Corporation, the inventor and world’s largest supplier of flash storage cards, is a global leader in flash memory – from research, manufacturing and product design to consumer branding and retail distribution. SanDisk’s product portfolio includes flash memory cards for mobile phones, digital cameras and camcorders, digital audio/video players, USB flash drives for consumers and the enterprise, embedded memory for mobile devices, and solid state drives for computers. SanDisk (www.sandisk.com/corporate) is a Silicon Valley-based S&P 500 company, with more than half its sales outside the United States.

About Samsung Electronics

Samsung Electronics Co., Ltd. is a global leader in semiconductor, telecommunication, digital media and digital convergence technologies with 2008 consolidated sales of US$96 billion. Employing approximately 150,000 people in 134 offices in 62 countries, the company consists of two business units: Digital Media & Communications and Device Solutions. Recognized as one of the fastest growing global brands, Samsung Electronics is a leading producer of digital TVs, memory chips, mobile phones and TFT-LCDs. For more information, please visit www.samsung.com.

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